EXHIBIT 3.1

Certificate of Amendment

to the

Certificate of Incorporation of

NeuroOne Medical Technologies Corporation

NeuroOne Medical Technologies Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

First:    That the Board of Directors of the Corporation duly adopted resolutions to amend its Certificate of Incorporation as follows, declaring this certificate of amendment (the “Certificate of Amendment”) to be advisable and calling for submission of said resolution to a vote of the stockholders of the Corporation;

Second:    That thereafter, at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation duly voted a majority of the outstanding stock of the Corporation entitled to vote thereon in favor of adoption of this Certificate of Amendment;

Third:    That this Certificate of Amendment being duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of NeuroOne Medical Technologies Corporation is hereby amended as follows:

Paragraph A of Article IV, Authorized Stock and Relative Rights, is hereby deleted in its entirety and replaced by the following:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares that the Corporation is authorized to issue is 110,000,000 shares. 100,000,000 shares shall be Common Stock and 10,000,000 shares shall be Preferred Stock, each having a par value of $0.001 per share. Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each three (3) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or respective holders thereof, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock of the Corporation (the “Reverse Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Split. In lieu thereof, any fractional share that results from the combination described in the two immediately preceding sentences will be rounded up to the next whole share of Common Stock.”; and

Fourth: That this Certificate of Amendment shall become effective as of 4:01 p.m., Eastern Time on March 31, 2021.

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 31st day of March, 2021.

NeuroOne Medical Technologies Corporation, a Delaware corporation

By:	/s/ David Rosa
Name:	David Rosa
Title:	Chief Executive Officer